Exhibit 3.27

Commonwealth of Pennsylvania

Department of State

Certificate of Incorporation

Office of the Secretary of the Commonwealth

To All to Whom These Presents Shall Come, Greeting:

Whereas, Under the provisions of the Laws of the Commonwealth, the Secretary of the Commonwealth is authorized and required to issue a “Certificate of Incorporation” evidencing the incorporation of an entity.

Whereas, The stipulations and conditions of the Law have been fully complied with by

DONLOCK, LTD.

Therefore, Know Ye, That subject to the Constitution of this Commonwealth, and under the authority of the Laws thereof, I do by these presents, which I have caused to be sealed with the Great Seal of the Commonwealth, declare and certify the creation, erection and incorporation of the above in deed and in law by the name chosen hereinbefore specified.

Such corporation shall have and enjoy and shall be subject to all the powers, duties, requirements, and restrictions, specified and enjoined in and by the applicable laws of this Commonwealth.

Given under my Hand and the Great Seal of the Commonwealth, and the City of Harrisburg, this 10th day of November in the year of our Lord one thousand nine hundred and eighty-three and of the Commonwealth the two hundred eighth.

/s/ William R. Davis
Secretary of the Commonwealth

FRANK J. BOLOCK JR. ESQ

SCRANTON ELECTRIC BLDG

SUITE 415

SCRANTON, PA 18503